Exhibit n.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and to the use of our reports dated March 31, 2015, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of KCAP Financial Inc. and dated August 7, 2015 with respect to the senior securities table of KCAP Financial, Inc. included in Amendment No. 3 of the Registration Statement (Form N-2 No. 333-187570) and related Prospectus.

/s/ Ernst & Young LLP

New York, New York

August 7, 2015